Exhibit 99.1

DENTSU AEGIS NETWORK TO ACQUIRE MKTG, INC.
FOR $2.80 PER SHARE IN CASH

London, England and New York, New York –MAY 27, 2014 – Dentsu Aegis Network and MKTG INC (OTCBB: CMKG), today announced that Aegis Lifestyle, Inc., a newly-formed subsidiary of Dentsu Aegis Network, had entered into a definitive agreement under which Aegis Lifestyle will acquire all outstanding shares of MKTG INC common stock for $2.80 per share in cash in a transaction valued at $52 million. As part of the transaction, all holders of Series D Preferred Stock will convert their shares to common stock prior to the merger and be paid the merger consideration as holders of common stock.

The transaction price represents a premium of 166% over MKTG’s closing price of $1.05 as of May 23, 2014, the last trading date prior to the date of this announcement. The terms of the agreement were approved by the boards of directors of both MKTG, Aegis Lifestyle, and Aegis Lifestyle’s parent companies Aegis Media Americas, Inc. and Dentsu Aegis Network Ltd. The transaction is expected to be financed by cash on hand at Aegis Media Americas, which has guaranteed the payment obligations of Aegis Lifestyle under the definitive agreement.

“This acquisition represents a significant and important step forward for Dentsu Aegis Network in the U.S.” said Nigel Morris, CEO of Dentsu Aegis Network Americas. “We are very intentional about the brands we bring into our network, and MKTG’s unique aptitude in creating face-to-face connections with consumers will help to further expand our network’s vision, commitment and ability to help brands effectively navigate today’s convergent media landscape.”

“This all-cash, premium transaction provides significant and immediate value to our stockholders,” said Charlie Horsey, MKTG’s Chairman and Chief Executive Officer. Mr. Horsey added: “This is an exciting opportunity for us to join one of the world’s leading communications networks. Dentsu Aegis Network’s emphasis on innovating the way brands are built is a perfect complement to our mission to build communities around brands through innovation in experiential marketing. We believe there are strong synergies between our approaches and experience, and together, we can continue to grow our offering in direct to consumer marketing, which is becoming a critical component of most industry leading brands and marketing campaigns.”

The transaction, which is expected to close during the third calendar quarter of 2014, is subject to the approval of MKTG’s stockholders, customary closing conditions, and the requirement that MKTG have minimum available cash at closing of at least $8,000,000, less up to $2,000,000 in transaction expenses. A special meeting of MKTG’s stockholders will be held to consider the approval of the proposed merger after the preparation and filing of a proxy statement with the Securities and Exchange Commission and subsequent mailing to stockholders.

About Dentsu Aegis Network

As part of Dentsu Inc., Dentsu Aegis Network is the first truly global communications network for the digital age. Through its eight global network brands - Carat, Dentsu, Dentsu media, iProspect, Isobar, mcgarrybowen, Posterscope and Vizeum - and supported by its specialist/multi-market brands including Amnet, Amplifi, Data2Decisions, Mitchell Communications (PR), psLIVE and 360i - Dentsu Aegis Network is Innovating the Way Brands Are Built for its clients through its best-in-class expertise and capabilities in brand, media and digital communications services. Offering a distinctive and innovative range of products and services, Dentsu Aegis Network is headquartered in London and operates in 110 countries worldwide with over 23,000 dedicated specialists.

About MKTG INC

MKTG INC is a full service marketing agency headquartered in New York with full service offices in San Francisco, Los Angeles, Chicago, Cincinnati and London, England. MKTG currently serves a variety of the world’s most recognizable brands. Its services include experiential marketing, digital marketing, retail promotions and strategic research and planning. The firm’s programs help its clients profitably connect with consumers and create networks of brand advocates to generate brand awareness and higher sales for its customers. MKTG has approximately 340 full time employees and 6,600 non-fulltime field network employees, who execute approximately 70,000 marketing events annually across the United States.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of MKTG by Aegis Lifestyle, Inc. In connection with the proposed acquisition, MKTG intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form. STOCKHOLDERS OF MKTG ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING MKTG’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s web site, http://www.sec.gov, or for free from MKTG by contacting MKTG at (212) 366-3400. Such documents are not currently available.

Participants in the Solicitation

MKTG and its directors and officers may be deemed to be participants in the solicitation of proxies from MKTG’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed merger. Information about MKTG’s directors and executive officers and their ownership of MKTG’s securities is set forth in its Annual Report on Form 10-K for the year ended March 31, 2013, which was filed with the SEC on June 24, 2013. Stockholders may obtain additional information regarding the interests of MKTG and its directors and executive officers in the proposed merger, which may be different than those of MKTG’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Cautions Regarding Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed in the forward-looking statements. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized. Factors which could cause actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: the risk that the conditions to the closing of the merger are not satisfied; litigation relating to the merger; uncertainties as to the timing of the consummation of the merger and the ability of each party to consummate the merger; and risks that the proposed transaction disrupts the current plans and operations of MKTG. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in MKTG’s most recent Annual Report on Form 10-K filed with the SEC. MKTG and Dentsu Aegis Network can give no assurance that the conditions to the merger will be satisfied. Neither MKTG nor Dentsu Aegis Network undertake any intent or obligation to publicly update or revise any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by law.